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                                                                   EXHIBIT 10.22

                              TAX SHARING AGREEMENT

          AGREEMENT, dated as of August 20, 2004, by and between Fidelity National Financial, Inc., a Delaware corporation ("FNF and its subsidiaries"), Chicago Title and Trust Company, an Illinois corporation ("CT&T and its subsidiaries") and American Pioneer Title Insurance Company, now known as Ticor Title Insurance Company of Florida, a Florida corporation.

                                   WITNESSETH:

          WHEREAS, FNF is the common parent corporation of an "affiliated group" of corporations (the "FNF Group"), as that term is defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which group includes CT&T and any corporation that is or subsequently becomes a member of an "affiliated group" of which CT&T would be the "common parent," as such terms are defined in Section 1504(a) of the Code, if CT&T were owned by individuals (CT&T and any present or future member of its affiliated group being referred to herein as the "CT&T Group"); and

          WHEREAS, FNF and CT&T desire to agree on an equitable basis for determining the amount to be paid by CT&T to FNF on account of the CT&T Group which includes American Pioneer Title Insurance Company's inclusion in the FNF Group's consolidated federal income tax returns.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

          1. Inclusion in FNF Return. CT&T agrees to join, and shall cause each other member of the CT&T Group which includes American Pioneer Title Insurance Company to join, in the filing of the FNF Group's consolidated federal income tax return for each taxable year for which CT&T is eligible to join in such filing. CT&T agrees to, and agrees to cause each

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member of the CT&T Group which includes American Pioneer Title Insurance Company
Inc. to, file such consents, elections, and other documents and to take such other action as may be necessary or appropriate to carry out the purposes of this Agreement. FNF agrees that FNF shall timely file the FNF Group's consolidated federal income tax return for each taxable year that CT&T is a member of the FNF Group, and FNF shall pay the amount of tax imposed by Subtitle A or F of the Code as reflected thereon or due with respect thereto.

          In all matters relating to the FNF Group's consolidated tax liability; FNF is the agent for each member of the FNF Group, including CT&T. As said agent, FNF has the sole authority and discretion to make any election for each member, including any election that must be made to determine a member's separate taxable income for purposes of computing the consolidated taxable income of the FNF Group.

          2. The CT&T Group's Hypothetical Tax. For purposes of this Agreement, the "CT&T Group which includes American Pioneer Title Insurance Company Inc.'s hypothetical tax" for any taxable year covered by this Agreement shall be the federal income tax liability that the CT&T Group which includes American Pioneer Title Insurance Company Inc. would have had for such taxable year if the CT&T Group which includes American Pioneer Title Insurance Company had filed its own consolidated federal income tax return for such taxable year, taking into account any carryovers to, or carrybacks from, other taxable years of the CT&T Group which includes American Pioneer Title Insurance Company (or any member thereof) that are available in such taxable year of the CT&T Group which includes American Pioneer Title Insurance Company, or would have been so available if the CT&T Group which includes American Pioneer Title Insurance Company had filed its own consolidated (or where applicable, separate) federal income tax returns for such other taxable years, and the CT&T Group which includes American


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Pioneer Title Insurance Company was subject to tax on all of its taxable income at the applicable maximum rate specified in the Code but without the benefit of any surtax exemption. In computing the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax: (i) there will be eliminated from taxable income any intercompany dividends that would be eliminated under Treasury Regulation Section 1.1502-14(a); (ii) intercompany transactions between members of the FNF Group that would be deferred under Treasury Regulation
Section 1.1502-13 shall be deferred; (iii) in the case of any item of income, gain, loss deduction or credit that is computed or subject to a limitation only on a consolidated basis, including but not limited to, charitable contributions, capital losses, foreign tax credits, research and experimentation credit and
Section 1231 gains and losses ("Consolidated Items"), such Consolidated Items shall be taken into account by the CT&T Group which includes American Pioneer Title Insurance Company only if, and to the extent (determined by FNF on any reasonable basis), that a Consolidated Item is taken into account and actually affects the amount of the tax liability of the FNF Group; and (iv) in the case of the treatment of an item subject to an election made only on a consolidated basis, the treatment will be governed by the election made by FNF on the consolidated return. All intercompany transactions (as defined in Treasury Regulation Section 1.1502-13(a)) between members of the FNF Group will be taken into account in computing the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax at the time when such transactions are required to be recognized by the FNF Group under Treasury Regulation Section 1.1502-13, and any Consolidated Item not initially taken into account in computing the tax of the CT&T Group which includes American Pioneer Title Insurance Company shall be taken into account by the CT&T Group which includes American


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Pioneer Title Insurance Company in the year, and to the extent, that such
Consolidated Item is taken into account by the FNF Group.

          3. Payment. With respect to each taxable year for which CT&T is at any time a member of the FNF Group:

               a. On each due date for payment of any required installment of estimated federal income tax (determined under Section 6655 of the Code) and on the due date (determined without regard to any extensions) for filing the FNF Group consolidated federal income tax return (determined under Section 6072 of the Code), CT&T shall pay to FNF the federal income tax imposed by Subtitle A and F of the Code on the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax that would have been payable on such date if the CT&T Group which includes American Pioneer Title Insurance Company were filing its own consolidated federal income tax return for such taxable year. In computing CT&T's estimated federal income tax payments, each payment shall be sufficient to avoid incurring any addition to tax by the CT&T Group which includes American Pioneer Title Insurance Company under Section 6655 of the Code by reason of an underpayment by a "large corporation" within the meaning of Section 6655(g)(2) of the Code and shall be consistent with the elections permitted to be made under Section 6655(d) and (e) of the Code as actually made by FNF, in its sole discretion, for such taxable year and communicated to CT&T.


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               b. On or prior to the date the FNF Group consolidated return is actually filed for a taxable year, CT&T shall pay to FNF, or FNF shall pay to CT&T, as the case may be, the difference between the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax for such taxable year and the amount paid by CT&T to FNF pursuant to paragraph 3(a) hereof for such taxable year. If the CT&T Group which includes American Pioneer Title Insurance Company for such taxable year has a loss or credit which could be carried back to and which would reduce the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax (as adjusted) for any earlier taxable year for which the CT&T Group which includes American Pioneer Title Insurance Company Inc. was included in the FNF Group, then
               (x) if and to the extent that such loss or credit is utilized to actually reduce the FNF Group's tax liability for such current taxable year, FNF shall pay to CT&T on the date the FNF Group consolidated return is actually filed for such taxable year the amount by which the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax in such earlier taxable year is reduced by reason of such carryback or (y) if and to the extent that such loss or credit is actually carried back to an earlier taxable year of the FNF Group,


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               FNF shall pay to CT&T on the date any refund of tax is actually received the amount by which the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax in such earlier year is reduced by reason of such carryback together with any applicable interest.

               c. All settlements under this Agreement shall be made within 30 days of the filing of the applicable estimated or actual consolidated federal corporate income tax return with the Internal Revenue Service, except where a refund is due FNF, in which case, FNF will pay to CT&T Group which includes American Pioneer Title Insurance Company the amounts due and owing within 30 days the receipt of the refund.

               d. All payments required to be made by CT&T to FNF shall be made by (i) either by wire transfer or the deposit of "immediately available funds" on the required date of payment to the appropriate bank account as may be designated by FNF for that purpose, provided that telephonic notice of any transfer is provided to FNF, or (ii) any other method agreed to by the parties; provided that, such method reflects an attempt in good faith to make a required payment on the day when due. In the case of amounts payable by FNF to CT&T under this Agreement, such amounts shall be paid under the same standards and conditions as required of CT&T.


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               e. To help assure CT&T Group which includes American Pioneer
               Title Insurance Company's enforceable right to recoup federal income taxes in the event of future net losses, an escrow account consisting of assets eligible as an investment for a New York insurance company shall be established and maintained by FNF in an amount equal to the excess of the amount paid by CT&T Group which includes American Pioneer Title Insurance Company to FNF for federal income taxes over the actual payment made by FNF to the Internal Revenue Service. Escrow assets shall be released to FNF from the escrow account at such time as the permissible period for loss carrybacks has elapsed.

               f. Adjustments. CT&T agrees that FNF alone shall be responsible for, and shall have sole and absolute discretion with respect to, claiming any deductions or credits not claimed on the FNF Group consolidated return as filed, the filing of any amended returns, agreeing to, contesting, or settling any adjustments to the FNF Group's federal income tax liability for any taxable year covered by this Agreement, and FNF shall pay any deficiencies in, or receive any refunds of, the FNF Group's federal income tax liability for any such taxable year resulting from a final determination by the Internal Revenue Service or the courts, or from carrybacks or carryovers of the FNF Group from or to other taxable years. On or prior to the date of payment or receipt or, if


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               there is to be no payment or receipt, then on or prior to (be date on which there is an adjustment in the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax resulting from a final determination by the Internal Revenue Service or the courts, or from carrybacks or carryovers of the FNF Group from other taxable years. CT&T shall pay to FNF or FNF shall pay to CT&T, as the case may be, the amount necessary to reflect all adjustments in the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax for any taxable year, together with any interest and penalties fairly attributable thereto.

          4. Resolution of Disputes as to the CT&T Group's Hypothetical Tax. In the event of a disagreement between the parties hereto as to the amount of the CT&T Group which includes American Pioneer Title Insurance Company's hypothetical tax for any taxable year covered by this Agreement, such amount shall be determined by the independent certified public accountants who audit FNF's certified financial statements at the time such dispute arises, and the determination of such accountants shall be final and binding on the parties hereto.

          5. FNF Indemnity. Provided that CT&T has made the payments required of CT&T under this Agreement, FNF shall be liable for, and shall indemnify and hold harmless CT&T and each member of the CT&T Group which includes American Pioneer Title Insurance Company from and against any liabilities for the taxes imposed by Subtitle A or F of the Code on the FNF Group for each taxable year for which CT&T joined in the filing of the FNF Group consolidated federal income tax return.


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          6. Earnings and Profits and Characterization of Payments. Earnings and
profits of each member of the FNF Group shall be calculated by allocating the federal income tax liability of the FNF Group to each member in accordance with the method described in Section 1552(a)(2) of the Code and the applicable Treasury Regulations thereunder.

          7. Certain Combined State Taxes.

                    a. In the case of any tax imposed by a State or political subdivision thereof which (i) is imposed on, or measured by, gross or net receipts, income, capital or net worth, including State and local franchise or similar taxes measured by net income, excluding any telecommunications, gross receipts (other than taxes on gross receipts that are imposed in lieu of a tax on net receipts) and other transactional taxes and (ii) are computed on a consolidated, unitary or combined basis by reference to the income and/or activities of members of the FNF Group other than members of the CT&T Group which includes American Pioneer Title Insurance Company Inc. and members of the CT&T Group which includes American Pioneer Title Insurance Company Inc. (a "Combined Tax"), such Combined Tax shall be allocated between members of the FNF Group other than members of the CT&T Group which includes American Pioneer Title Insurance Company Inc. and members of the CT&T Group which includes American Pioneer Title Insurance Company Inc. first on the basis of, and to the extent that, the receipts, income, capital or net worth of a member resulted in, or


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                    increased, such Combined Tax, with any remaining Combined
                    Tax allocated among the members on the basis which each member's relative attribute (positive or negative) was taken into account in determining the amount of the Combined Tax.

                    b. Payments of Combined Tax among members of the FNF Group other than members of the CT&T Group and members of the CT&T Group which includes American Pioneer Title Insurance Company Inc. shall be made at the times and in the amounts otherwise consistent with the provisions of Section 3 hereof.

          8. Miscellaneous Provisions.

                    a. Entire Understanding. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each of the parties hereto and approved by the Department of Insurance.

                    b. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such state.

                    c. Further Assurances. The parties hereto shall execute and deliver such further instruments and do such further acts and things (including, without limitation, by causing their subsidiaries to


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                    execute and deliver such instruments and to do such acts and things) as may be required to carry out the intent and purpose of this Agreement. The parties each shall cooperate with the other with respect to the preparation and filing of any tax return or the conduct of any tax audit or other tax proceeding. If any party has possession of documents or records which relate to, or could affect, any item of income, loss, deduction, credit, tax basis or other tax attributes of any other party hereto, such party shall take reasonable steps to preserve such documents or records for the same period and to the same extent as such party preserves and protects its own similar tax documents, and prior to destroying or discarding any such records shall notify the party to whom the records relate and offer such party the opportunity, at such parties' expense, to take possession or control of such documents.

                    d. Termination. Notwithstanding the termination of the Agreement, its provisions will remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated return. Notwithstanding its termination, all material including, but not limited to returns, supporting schedules, work papers, correspondence and other documents relating to the consolidated return shall be made available to any party to the agreement during regular business hours.


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date indicated by their duly authorized officers effective as of the date first above written, with execution in counterparts permitted.

                                       FIDELITY NATIONAL FINANCIAL, INC.


                                       By: /s/ Richard Cox
                                           -------------------------------------
                                       Title: Richard Cox, Senior Vice President
                                       Date: November 4, 2004

Attest:
        ----------------------------
        Susan Palmer


                                       American Pioneer Title Insurance Company nka Ticor Title Insurance Company of Florida


                                       By: /s/ Richard Cox
                                           -------------------------------------
                                       Title: Richard Cox, Senior Vice President
                                       Date: November 4, 2004

Attest:
        ----------------------------
        Susan Palmer


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